As filed with the Securities and Exchange Commission on October 6, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THESEUS PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	83-0712806
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

245 Main Street

Cambridge, Massachusetts 02142

(857) 400-9491

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Timothy P. Clackson, Ph.D.

President and Chief Executive Officer

Theseus Pharmaceuticals, Inc.

245 Main Street

Cambridge, Massachusetts 02142

(857) 400-9491

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marcia A. Hatch Colin G. Conklin Frederic G. Martin Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 550 Allerton Street Redwood City, California 94063 (650) 321-2400	Bradford D. Dahms Chief Financial Officer Theseus Pharmaceuticals, Inc. 245 Main Street Cambridge, Massachusetts 02142 (857) 400-9491	Lisa Firenze Scott N. Lunin Wilmer Cutler Pickering Hale & Dorr LLP 7 World Trade Center 250 Greenwich Street New York, New York 10007 (212) 230-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  (Registration No. 333-259549)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE(3)
Common Stock, $0.0001 par value per share	1,916,705	$16.00	$30,667,280	$2,843

(1)	In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form S-1, as amended (File No. 333-259549), is hereby being registered. Represents only the additional number of shares being registered and includes 250,005 additional shares the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333-259549).
(2)	Calculated in accordance with Rule 457(a) promulgated under the Securities Act of 1933, as amended, based on the initial public offering price.
(3)	An aggregate registration fee of $16,730 was previously paid in connection with the filing of the related Registration Statement on Form S-1, as amended (File No. 333-259549).

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Theseus Pharmaceuticals, Inc., or the Registrant, is filing this Registration Statement on Form S-1, or this Registration Statement, with the Securities and Exchange Commission, or the Commission. This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S 1, as amended (File No. 333-259549), or the Prior Registration Statement, which the Registrant originally filed with the Commission on September 15, 2021, and subsequently amended on September 30, 2021, and which the Commission declared effective on October 6, 2021.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock, par value $0.0001 per share, offered by the Registrant by 1,916,705 shares, 250,005 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, including all amendments and exhibits thereto, are incorporated by reference herein.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-259549) filed on September 15, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 6th day of October, 2021.

THESEUS PHARMACEUTICALS, INC.

By:	/s/ Timothy P. Clackson
Timothy P. Clackson, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy P. Clackson Timothy P. Clackson, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 6, 2021

/s/ Bradford D. Dahms Bradford D. Dahms	Chief Financial Officer (Principal Financial and Accounting Officer)	October 6, 2021

* Iain D. Dukes, MA, D.Phil.	Chairman and Director	October 6, 2021

* Carl Gordon, Ph.D.	Director	October 6, 2021

* Michael Rome, Ph.D.	Director	October 6, 2021

* Kathy Yi	Director	October 6, 2021

* By:	/s/ Timothy P. Clackson
Timothy P. Clackson
Attorney-in-Fact